Exhibit 99.1

News Release

San Juan Basin Royalty Trust Announces Adjournment of Special Meeting
HOUSTON, Texas, December 1, 2023 – San Juan Basin Royalty Trust (NYSE: SJT) (the “Trust”) today announced that the Special Meeting of the Trust’s Unit Holders held on December 1, 2023, for the purpose of obtaining Unit Holder approval of the appointment of Argent Trust Company, a Tennessee chartered trust company (“Argent”), as successor trustee to PNC Bank, National Association, the trustee of the Trust (the “Trustee”), together with two additional proposed amendments to the San Juan Basin Royalty Trust Indenture, was adjourned due to the lack of the requisite quorum. The Special Meeting has been adjourned until January 16, 2024 at 10:00 a.m. Central Time, to be held in person at 2200 Post Oak Blvd., Floor 19, Houston, Texas 77056 and virtually via webcast at www.virtualshareholdermeeting.com/SJT2023SM.
The record date for Unit Holders entitled to vote at the Special Meeting remains the close of business on October 2, 2023. The Trust’s proxy materials, which were previously filed and mailed to the Unit Holders commencing October 4, 2023 and October 25, 2023, remain unchanged. Unit Holders who have already voted on the proposals do not need to take any further action. Unit Holders who have not yet voted are strongly encouraged to submit their votes.
Forward-Looking Statements
Any statements in this news release about plans for the Trust, the expected timing of the completion of the resignation of the Trustee or appointment of Argent as successor trustee, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors or risks that could cause or contribute to such differences include, but are not limited to, the inability of the Trustee to resign or Argent to assume duties as successor trustee due to the failure to obtain necessary Unit Holder approval or the failure to satisfy other conditions to the Trustee’s resignation set forth in the Agreement of Conditional Resignation with Argent and in the definitive proxy statement.
Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this news release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.
Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX  77056
website: www.sjbrt.com
e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553